Exhibit 99.1

KNOX LANE COMPLETES ACQUISITION OF CROSS COUNTRY HEALTHCARE

Appoints Joel Tremblay as Chief Executive Officer

SAN FRANCISCO and BOCA RATON, Fla. — July 21, 2026 — Knox Lane, a growth-oriented investment firm, today announced the completion of its acquisition of Cross Country Healthcare, Inc. ("Cross Country Healthcare" or the "Company"), a leading technology-enabled healthcare workforce solutions company.

In conjunction with the closing of the transaction, Joel Tremblay has been appointed Chief Executive Officer of Cross Country Healthcare. Kevin C. Clark, Co-Founder, Chief Executive Officer, and Chairman of the Board, will retire from his leadership roles and will support the Company and Mr. Tremblay to ensure a seamless transition.

Mr. Tremblay brings nearly two decades of leadership experience across the healthcare workforce solutions industry. Most recently, he served as President of Medical Solutions, where he played a key role in building and scaling one of the nation's largest clinical staffing organizations.

"I am honored to lead Cross Country Healthcare as it returns to private ownership and enters its next phase of growth,” said Mr. Tremblay. “With its trusted brand, leading market presence, and differentiated platform, the Company is uniquely positioned to help clients navigate workforce challenges and ensure access to quality patient care. As a private company, we will have an enhanced ability to invest in innovation, strengthen our capabilities, and deliver greater value to clients, healthcare professionals, and the communities we serve. I look forward to working alongside this talented team to build upon the Company's strong foundation and drive long-term growth."

The completion of the transaction marks the beginning of a new era for Cross Country Healthcare as a privately held, standalone company focused on advancing workforce solutions through continued investment in technology, innovation, and operational excellence. As part of the transaction, Cross Country Healthcare's locums division has been acquired by All Star Healthcare Solutions, a portfolio company of Knox Lane.

"Cross Country Healthcare occupies a distinctive position at the intersection of healthcare workforce solutions and technology,” said John Bailey, Managing Partner at Knox Lane and Shamik Patel, Partner at Knox Lane. “The Company has established a recognized market position, a trusted brand, and a differentiated platform designed to address critical workforce challenges across the healthcare ecosystem. We’re thrilled to work with Joel again and look forward to partnering with the entire Cross Country Healthcare team to accelerate innovation, expand capabilities, and create long-term value for clients, healthcare professionals, and stakeholders.”

"I am incredibly proud of the Cross Country Healthcare team and everything that we have accomplished. For more than four decades, Cross Country has been committed to helping healthcare organizations address workforce challenges and ensure access to quality patient care,” said Mr. Clark. “This transaction marks an important next step for the Company's future, and I am confident Knox Lane’s strategic partnership and Joel’s proven leadership will support the Company’s growth and evolution. I look forward to seeing the organization build on its legacy of leadership while continuing to serve clients and healthcare professionals with excellence."

Advisors

BofA Securities, Inc. served as exclusive financial advisor to Cross Country Healthcare and delivered a fairness opinion to the Cross Country Healthcare Board of Directors. Davis Polk & Wardwell LLP served as legal counsel to Cross Country Healthcare. MTS Health Partners served as exclusive financial advisor to Knox Lane and Kirkland & Ellis LLP served as its legal counsel.

About Cross Country Healthcare

Cross Country Healthcare is a technology-driven healthcare workforce solutions company that helps healthcare organizations solve complex labor challenges. Through its staffing, advisory, and workforce technology capabilities, Cross Country supports health systems across nursing, allied health, and nonclinical service lines.

Through Intellify, its workforce intelligence platform, Cross Country helps healthcare leaders gain greater visibility across workforce spend, supplier performance, labor demand, and operational execution, supporting faster decisions and stronger workforce outcomes. Learn more at www.CrossCountry.com and www.Intellify.com.

About Knox Lane

Knox Lane is a growth-oriented investment firm based in San Francisco, comprised of a team of accomplished investors and operators with a strong track record of partnering with leading companies to accelerate growth. Knox Lane employs an investor-operator mindset and provides support across human capital, brand management, AI and digital transformation, sourcing, supply chain and logistics, strategic acquisitions, and business development. For more information, visit www.knoxlane.com.

Media Contacts

Knox Lane
Erik Carlson / Woomi Yun
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Cross Country/Intellify
Karen Varga-Sinka
kvargasinka@crosscountry.com